Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated May 1, 2007, in the Registration Statement (Form S-1) and related Prospectus of Devax, Inc. for the registration of shares of its common stock, to be filed with the Securities and Exchange Commission on or about May 3, 2007.

/s/ Ernst & Young LLP

Orange County, California

May 1, 2007